Exhibit 23.5
CONSENT OF H.J. GRUY AND ASSOCIATES, INC.
We hereby consent to the incorporation by reference in Amendment No. 1 to Registration Statement on Form S-3 (the Form S-3 dated March 6, 2024) of Crescent Energy Company to be filed on or about February 3, 2025, to our name and to our report dated February 1, 2024, prepared for SilverBow Resources, Inc., and the information contained therein, which appears in Crescent Energy Company, Inc. Current Report on Form 8-K dated August 13, 2024.

H.J. GRUY AND ASSOCIATES, INC.

by:	/s/ Marilyn Wilson
Marilyn Wilson, P.E.
Chief Executive Officer
February 3, 2025
Houston, Texas